Exhibit 10.1

November 20, 2019

Dick Alario

DistributionNOW

7402 N. Eldridge Parkway

Houston, Texas 77041

Re: Employment with DNOW L.P. (the “Company”)

Dear Mr. Alario:

You have been requested by the Company’s board of directors (the “Board”) to assume an executive officer role of the Company. As such, you and the Company have agreed to enter this Agreement (this “Agreement”) effective as of November 1, 2019 (the “Effective Date”).

Title/Reporting Relationship

Your title is Chief Executive Officer (“CEO”) and you report to the Board. However, you acknowledge and agree that you are an interim CEO, and that the Board is conducting a search for a permanent CEO who will replace you when hired by the Company, and that you will cooperate with the search for and hiring of the permanent CEO.

Responsibilities

You shall have the authority, duties and responsibilities that are normally associated with and inherent in the capacity in which you will be performing and shall have such other or additional duties which are not inconsistent with your position, as may from time to time be reasonably assigned to you by the Board. Your current directorship on the Board of the Company shall continue unaffected by this Agreement provided that you will not be an independent director.

While employed by the Company, you will devote the necessary time, attention and efforts to the affairs of the Company to perform faithfully and efficiently your duties and responsibilities. You shall perform the services required by this Agreement at the Company’s present principal place of business or from such other location(s) as may be mutually agreed by you and the Company; provided, however, that your responsibilities for the Company may require you to conduct temporary travel to other domestic and international locations on business for the Company consistent with the business needs of the Company. During the term of your employment, it shall not be a violation of this Agreement for you to engage in outside activities that do not materially interfere with performance of your responsibilities under this Agreement as set forth on Exhibit 1 hereto or as approved by the Board in advance.

You acknowledge and agree that you owe a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and its affiliates and to do no act and to make no statement, oral or written, which would injure the business, interests or reputation of the Company or its affiliates.

Base Compensation

Your base compensation will be $850,000.00 per year (the “Base Compensation”). Base Compensation will be payable while you are employed hereunder in accordance with Company’s payroll policies in effect from time to time, subject to such payroll and withholding deductions as may be required by law and, if applicable, other deductions (consistent with the Company’s policy for all employees) relating to your election to participate in the Company’s incentive, savings, retirement and other employee benefit plans.

Housing Allowance

You will receive $4,000.00 per month as a housing allowance while you are employed hereunder.

Annual Discretionary Incentive Bonus/Benefits

You will not be eligible to participate in the Company’s annual bonus/incentive plan.

Equity Incentive Awards

From time to time, you may be eligible for additional incentive awards of nonstatutory stock options, restricted stock or phantom stock issued pursuant to the Company’s Plan then in effect. The issuance of such awards will be determined by, and to be at the sole discretion of, the Board. Such Incentive Award amounts will be based on the achievements of you and the Company and shall be subject to and governed by the terms of the applicable plan and award agreement.

You will be granted the Phantom Shares identified in the Now Inc. Long-Term Incentive Plan Phantom Share Agreement on November 20, 2019. The Phantom Shares, including their vesting, will be governed by that Phantom Share Agreement.

Vacation

During the term of your employment, you shall be entitled to annual paid vacation pursuant to the Company’s vacation policy as in effect from time to time but not less than fifteen (15) days during each one-year period commencing on the Effective Date. The use of any vacation time not taken during the applicable one-year period will be subject to the Company’s vacation policy.

Plans

Employee is entitled to participate in any Company-provided or Company-sponsored employee benefit plans, program, or policies for which employees in positions comparable to Employee’s position are generally eligible. Employee recognizes that such benefits and eligibility for the benefits will be governed by their respective terms and conditions and that the benefits and benefit plans may be changed over time with advanced notice to employees.

Indemnification

If not already so covered, the Company will cause you to be covered by its director and officer insurance policies as they are in effect from time to time for its executive officers.

Reimbursement of Business Expenses

You may from time to time during the term of your employment incur various business expenses customarily incurred by persons holding positions of like responsibility, including, without limitation, travel expenses incurred for the benefit of the Company. Subject to complying with the Company’s policy regarding the reimbursement of such expenses as in effect from time to time during the term of your employment, which does not necessarily allow reimbursement of all such expenses, the Company shall reimburse you for such expenses from time to time, at your request, and you shall account to the Company for all such expenses. Subject to complying with the Company’s policy regarding the reimbursement of expenses as in effect from time to time during the term of your employment and your accounting to the Company for such expenses, the Company shall provide such reimbursement on a monthly basis through the bi-weekly cash payments of Base Compensation.

Clawback Provisions

Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to you pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

At-Will Employment

You will be employed as an at-will-employee for all purposes, which means that your employment may be terminated with no further obligation at any time, at the election of either you or the Company, for any reason or no reason, upon thirty (30) days advance written notice.

Compliance with Company Policies

You agree to comply with all applicable policies, rules and regulations of the Company, including each as in effect from time to time.

Termination of Employment

You shall be entitled to the payment of your Base Compensation through the date of your termination and all other benefits payable subject to the terms of the applicable Company benefit plan documents. No other amount will be payable upon your termination of employment with the Company and its affiliates for any reason.

Other Agreements

You acknowledge, understand and agree that as a condition to the Company’s execution of this Agreement, you are bound by, and shall be obligated to comply with, the Employee Invention and Confidential Information Agreement, Code of Conduct, Insider Training Policy, Business Ethics Policy, Sexual Harassment Policy, and Drug & Alcohol Testing and Search Policy (the “Employee Agreements”). It is further acknowledged, understood and agreed by that the covenants made by you as set forth in the Employee Agreements are essential elements of your employment and that, but for your agreement to comply with such covenants, the Company would not have hired you.

Internal Revenue Code Section 409A Compliance

(a)    This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended and rules and regulations thereunder (the “Code”) to the extent any payment hereunder constitutes nonqualified deferred compensation under Section 409A of the Code.

(b)    With respect to any reimbursement of expenses, as specified under this Agreement, such reimbursement of expenses shall be subject to the following conditions: (1) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

(c)    If at the time of your termination of employment with the Company and its affiliates, you are a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or excise tax or penalty under Section 409A of the Code, the Company will defer commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you and without any interest) and such payments shall be paid to you in a single lump sum as soon as practicable (and in all events within 15 days) after the date that is six months following your termination of employment with the Company and its affiliates (or the earliest date as is permitted under Section 409A of the Code without any accelerated or additional tax).

(d)    The preceding provision, however, shall not be construed as a guarantee by the Company or its affiliates of any particular tax effect to you under this Agreement. The Company and its affiliates shall not be liable to you for any payment made under this Agreement that is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.

(e)    “Termination of employment,” “resignation,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of nonqualified deferred compensation subject to Section 409A of the Code, your “separation from service” as defined in Section 409A of the Code.

Defense of Claims

You agree that, during the term of this Agreement and for a period of two (2) years after the date of termination, upon request from the Company, you will reasonably cooperate with the Company and its affiliates in the defense of any claims or actions that may be made by or against the Company or any of its affiliates that affect your prior areas of responsibility, except if your reasonable interests are adverse to the Company or its affiliates in such claim or action. To the extent travel is required to comply with the requirements of this covenant, the Company shall, to the extent possible, provide you with notice at least 15 business days prior to the date on which such travel would be required. The Company agrees to promptly pay or reimburse you upon demand for all of your reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply, with your obligations under this section.

Choice of Law, Venue, Waiver of Jury Trial

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW. THE EXCLUSIVE VENUE FOR CONDUCTING ANY LEGAL ACTION, SUIT, OR PROCEEDING WITH RESPECT TO THE ENFORCEMENT OF OR ANY MATTER ARISING UNDER OR IN CONNECTION WITH, OR CONTEMPLATED BY THIS AGREEMENT, INCLUDING THE CONDUCT OF ANY ARBITRATION OR OTHER ALTERNATIVE DISPUTE RESOLUTION PROCEEDINGS, SHALL BE HARRIS COUNTY, TEXAS, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS LOCATED IN HARRIS COUNTY, TEXAS IN ANY SUIT, ACTION OR PROCEEDING AND WAIVES ANY OBJECTION BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS. IN ADDITION, EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION TO VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY

JUDGMENT ENTERED BY ANY COURT IN RESPECT THEREOF IN THE SPECIFIED COURTS, AND HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT OR IMPROPER FORUM.

Arbitration

(a)    If any dispute or controversy arises between you and the Company relating to (1) this Agreement in any way or arising out of the parties’ respective rights or obligations under this Agreement or (2) your employment or the termination of such employment, then either party may submit the dispute or controversy to arbitration under the then-current Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”). Any arbitration hereunder shall be conducted before a panel of three arbitrators unless the parties mutually agree that the arbitration shall be conducted before a single arbitrator. The arbitrators shall be selected (from lists provided by the AAA) through mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of arbitrators within twenty (20) days following receipt by one party of the other party’s notice of desire to arbitrate, then within five (5) days following the end of such 20-day period, each party shall select one arbitrator who, in turn, shall within five (5) days jointly select the third arbitrator to comprise the arbitration panel hereunder. The site for any arbitration hereunder shall be in Harris County, Texas, unless otherwise mutually agreed by the parties, and the parties hereby waive any objection that the forum is inconvenient.

(b)    The party submitting any matter to arbitration shall do so in accordance with the Rules. Notice to the other party shall state the question or questions to be submitted for decision or award by arbitration. Notwithstanding anything herein to the contrary, you shall be entitled to seek specific performance of your right to be paid during the pendency of any dispute or controversy arising under this Agreement. In order to prevent irreparable harm, the arbitrator may grant temporary or permanent injunctive or other equitable relief for the protection of property rights.

(c)    The arbitrator shall set the date, time and place for each hearing, and shall give the parties advance written notice in accordance with the Rules. Any party may be represented by counsel or other authorized representative at any hearing. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1 et. seq. (or its successor). The arbitrator shall apply the substantive law and the law remedies, if applicable) of the State of Texas to the claims asserted to the extent that the arbitrator determines that federal law is not controlling.

(d)    Any award of an arbitrator shall be final and binding upon the parties to such arbitration, and each party shall immediately make such changes in its conduct or provide such monetary payment or other relief as such award requires. The parties agree that the award of the arbitrator shall be final and binding and shall be subject only to the judicial review permitted by the Federal Arbitration Act.

(e)    The parties hereto agree that the arbitration award may he entered with any court having jurisdiction and the award may then be enforced as between the parties, without further evidentiary proceedings, the same as if entered by the court at the conclusion of a judicial proceeding in which no appeal was taken. You and the Company hereby agree that a judgment upon any award rendered by an arbitrator may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(f)    Each party shall pay any monetary amount required by the arbitrator’s award, and the fees, costs and expenses for its own counsel, witnesses and exhibits, unless otherwise determined by the arbitrator in the award. The compensation and costs and expenses assessed by the arbitrator(s) and the AAA shall be split evenly between the parties unless otherwise determined by the arbitrator in the award. If court proceedings to stay litigation or compel arbitration are necessary, the party who opposes such proceedings to stay litigation or compel arbitration, if such party is unsuccessful, shall pay all associated costs, expenses, and attorney’s fees which are reasonably incurred by the other party as determined by the arbitrator.

No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and nothing herein expressed or implied will give or be construed to give to any person, other than the parties hereto, any legal or equitable rights hereunder.

Headings. Headings and captions contained in this Agreement are inserted as a matter of convenience and for reference only and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision.

Independent Legal and Tax Advice. You have been advised and you hereby acknowledge that you have been advised to obtain independent legal and tax advice regarding this Agreement and any payments hereunder including, without limitation, under Code Section 409A. You acknowledge that none of the Company, its affiliates or any of their officers, directors, employees or agents guarantee or are otherwise responsible for any tax consequences to you in connection with this Agreement and any payments hereunder under any federal, state, local domestic or foreign law including, without limitation, under income taxes, excise taxes or penalties under Code Section 409A.

Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing, signed by the party giving or making such notice, and shall be deemed to be given when delivered personally, by e-mail or by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the Parties):

If to the Company, to:

DNOW, L.P.

Attention: General Counsel

7402 N. Eldridge Parkway

Houston, Texas 77041

If to you, to:

Dick Alario

7402 N. Eldridge Parkway

Houston, TX 77041

Interpretation. The parties acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties and not in favor or against either party.

Successors and Assigns. This Agreement is binding on and is for the benefit of the parties and their respective successors, assigns, heirs, executors, administrators, and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by you. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, the “Company” shall mean both the Company as defined in the first paragraph of the Agreement and any such successor that assumes this Agreement, by operation of law or otherwise, and in the case of an acquisition of the Company in which the corporate existence of the Company continues, the ultimate parent company following such acquisition.

Severability. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal, or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal, and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

Taxes

All payments to you hereunder are subject to all applicable federal, state and local taxes and withholding requirements, and the Company and its affiliates shall have the authority to withhold all applicable taxes pursuant to all applicable laws.

Entire Agreement; No Oral Amendments

This Agreement, together with any document, policy, rule or regulation referred to herein, replaces all previous agreements and discussions relating to the same or similar subject matter between you and the Company and constitutes the entire agreement between you and the Company with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any executive, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.

Execution in Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement may be executed and delivered by an electronic transmission of an manually executed counterpart of this Agreement by means of a facsimile machine, transmission of a .pdf or .tiff computer file or by other electronic means, and each such execution and delivery shall have the same effect as the physical delivery of a manually executed counterpart of this Agreement.

[Signature Page Follows]

Please feel free to contact me if you have any questions.

Sincerely yours,

DNOW L.P.

/s/ Raymond Chang
Name:	Raymond Chang
Title:	Vice President

I hereby accept these terms of employment.

/s/ Dick Alario		Date: November 20, 2019
Name:	Dick Alario